EXHIBIT 16.1

May 28, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 28, 2002 of Southwest Gas Corporation Employees’ Investment Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen
Arthur Andersen LLP

cc: George Biehl, Executive Vice President/Chief Financial Officer and Corporate Secretary, Southwest Gas Corporation